Exhibit 99.2

Contact:

Drew Prairie

AMD Communications

(512) 602-4425

drew.prairie@amd.com

Suresh Bhaskaran

AMD Investor Relations

(408) 749-2845

suresh.bhaskaran@amd.com

AMD Announces Pricing of Senior Notes Offering

SANTA CLARA, Calif., June 7, 2022 (GLOBAL NEWSWIRE) — Following the previous announcement of the launch of a senior notes offering, AMD (NASDAQ: AMD) announced today that it has priced an underwritten public offering (the “Offering”) of $1 billion aggregate principal amount of senior notes, consisting of $500 million aggregate principal amount of its 3.924% Senior Notes due 2032 (the “2032 Notes”) and $500 million aggregate principal amount of its 4.393% Senior Notes due 2052 (the “2052 Notes,” and together with the 2032 Notes, the “Notes”).

The 2032 Notes will mature on June 1, 2032 and will bear interest at a rate of 3.924% per annum, and the 2052 Notes will mature on June 1, 2052 and will bear interest at a rate of 4.393% per annum. The Notes will be senior unsecured obligations of the Company.

The Offering is expected to close on June 9, 2022, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering for general corporate purposes.

Barclays Capital Inc., BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Citigroup Global Markets Inc., BNY Mellon Capital Markets, LLC, Standard Chartered Bank, Guzman & Company, Loop Capital Markets LLC and Stern Brothers & Co are acting as joint book-running managers and underwriters for the Offering.

The Offering is being made pursuant to an automatically effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 6, 2022 (the “Registration Statement”). The Offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the preliminary prospectus supplement and the accompanying base prospectus, and, when available, the final prospectus supplement for the Offering may be obtained by contacting Barclays Capital Inc. at 1-888-603-

5847 (toll free), BofA Securities, Inc. at 1-800-294-1322 (toll free), Credit Suisse Securities (USA) LLC at 1-800-221-1037 (toll free), J.P. Morgan Securities LLC at 1-212-834-4533 and Wells Fargo Securities, LLC at +1-800-645-3751 (toll free). Copies of the preliminary prospectus supplement and the accompanying base prospectus are, and, when available, the final prospectus supplement will be, also available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor will there be any offer, solicitation or sale of the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About AMD

For more than 50 years AMD has driven innovation in high-performance computing, graphics and visualization technologies. Billions of people, leading Fortune 500 businesses and cutting-edge scientific research institutions around the world rely on AMD technology daily to improve how they live, work and play. AMD employees are focused on building leadership high-performance and adaptive products that push the boundaries of what is possible.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the potential Offering, the expected closing date of the Offering and the Company’s intended use of proceeds from the Offering, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “will be,” “may,” “expects,” “believes,” “plans” and “intends” and other terms with similar meaning. In particular, there can be no assurance that the Company will complete the Offering of the Notes. You are cautioned that the forward-looking statements in this press release are based on current beliefs, assumptions and expectations, speak only as of the date of this press release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, market conditions and the risk factors detailed in the preliminary prospectus supplement and the accompanying base prospectus for the Offering, which are both a part of the Registration Statement, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2022 and those risk factors set forth from time to time in the Company’s other filings with the SEC. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. The Company undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events or otherwise, unless required by applicable securities laws.

AMD, the AMD Arrow logo, EPYC, Instinct and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.